Salant Corporation
                        1114 Avenue of the Americas
                          New York, New York 10036
                               (212) 221-7500



                                                        March 2, 1998



Magten Asset Management Corp.
35 East 21st Street
New York, New York  10010
Attention:  Mr. Talton R. Embry

Apollo Apparel Partners, L.P.
c/o Apollo Management, L.P.
1301 Avenue of the Americas, 38th Floor
New York, New York  10019
Attention:  Mr. Ed Yorke
            Mr. Robert Katz


                                 Re: Salant Corporation ("Salant")
                                     -----------------------------

Gentlemen:

          The purpose of this letter agreement (this "Letter Agreement") is to set forth the agreement among Magten Asset Management Corp. ("Magten"), in its capacity as holder of those certain 10-1/2% Senior Secured Notes due December 31, 1998 (the "Senior Notes") of Salant that were issued pursuant to an Indenture, dated September 20, 1993, as amended (the "Senior Note Indenture"), Salant and Apollo Apparel Partners, L.P. ("Apollo", and together with Magten and Salant, the "Parties"), in its capacity as the holder of approximately 40.1% of Salant's issued and outstanding shares of common stock, regarding the basic terms and conditions of a restructuring (the "Restructuring") of Salant pursuant to a comprehensive consensual plan.

          1. Restructuring.
             -------------

          The basic terms and conditions of the Restructuring as agreed among the Parties are set forth in the Summary of Terms and Conditions (the "Term Sheet") attached hereto as Exhibit A (including Annex I attached hereto), which is incorporated herein and made a part of this Letter Agreement (it being agreed that neither Magten nor Apollo expresses any opinion as to the accuracy of any of the information set forth on Annex I to the Term Sheet, including, without limitation, the enterprise value of Salant).

          2. Magten Agreements.
             -----------------

          Magten represents to Salant that it is (i) the beneficial owner of no less than $70 million in aggregate face amount of the Senior Notes (the "Relevant Notes") and/or the investment adviser or manager for the beneficial owners of the Relevant Notes having the power to vote and dispose of Relevant Notes on behalf of such beneficial owners, and (ii) entitled (for its own account or the account of other persons claiming through it) to all of the rights and economic benefits of the Relevant Notes. Magten agrees and represents to Salant that, subject to Sections 4 and 5 hereof and subject to its receipt of solicitation materials in respect of the Restructuring that are consistent with the terms of this Letter Agreement (it being recognized that, until such solicitation materials have been received and Magten has reviewed them, this Letter Agreement shall not constitute an agreement by Magten to take any step or action that would violate any provision of applicable federal or state securities laws, and to the extent any provision hereof shall be construed as constituting such a violation, such provision shall be deemed stricken herefrom and of no force and effect without liability to any of the Parties):

               (a) in connection with the component of the Restructuring consisting of an exchange offer (the "Exchange Offer") for the Senior Notes, Magten will, as promptly as practicable, tender (or, with respect to managed accounts, use its reasonable best efforts to cause to be tendered) the Relevant Notes in acceptance of the Exchange Offer, provided that (i) all applicable federal and state securities laws have been complied with and (ii) the terms of the Exchange Offer and the remaining components of the Restructuring are consistent with the terms of the Exchange Offer and the Restructuring described on the Term Sheet, unless revised terms have been previously agreed to in writing by Magten, it being recognized and agreed by the Parties that the Term Sheet does not purport to include all of the material terms with respect to the Restructuring;

               (b) so long as it is the beneficial owner of, and/or investment adviser or manager with respect to, the Relevant Notes, Magten will not at any time prior to the termination of this Letter Agreement support or encourage, directly or indirectly, any financial restructuring concerning Salant other than the Restructuring;

               (c) Magten will not sell, transfer or assign any of the Relevant Notes or any voting interest therein during the term of this Letter Agreement, except to a purchaser who agrees prior to such acquisition to be bound by all the terms of this Letter Agreement as if such purchaser had originally executed this Letter Agreement with respect to the Relevant Notes being acquired by such purchaser, which agreement shall subsequently be confirmed in writing (which writing may include a trade confirmation issued by a broker or dealer, acting as principal or agent for the purchaser, stating that such agreement to be bound hereby is a term of such transfer), in which event, Salant shall be deemed to have acknowledged that each of its obligations to Magten hereunder shall be deemed to constitute obligations in favor of such purchaser, and Salant shall confirm that acknowledgment in writing. At Salant's request, Magten shall use reasonable efforts to cause such purchaser to acknowledge in writing its obligations to Salant and Apollo hereunder; and

               (d) Magten shall cause to be provided written instructions to the trustee (the "Indenture Trustee") under Section
                    6.05 of the Senior Note Indenture, promptly following the date of the Letter Agreement, directing the Indenture Trustee to forbear during the term of this Letter Agreement from taking any action in connection with the failure by Salant to make the interest payment on the Senior Notes that is payable on March 2, 1998, including, without limitation, the exercise of any of the Indenture Trustee's rights under the Senior Note Indenture arising by virtue of such failure; provided, that, Magten shall not be required to provide any indemnities to the Indenture Trustee in connection therewith and shall not be liable for any failure by the Indenture Trustee to comply with such instructions.

          3. Apollo Agreements.
             -----------------

          Apollo represents to Salant that it is (i) the beneficial owner of approximately 40.1% of Salant's issued and outstanding shares of common stock (the "Relevant Common Stock"), and (ii) entitled to all of the rights and economic benefits of the Relevant Common Stock. Apollo agrees and represents to Salant that, subject to Sections 4 and 5 hereof and subject to its receipt of proxy or other solicitation materials in respect of the Restructuring that are consistent with the terms of this Letter Agreement, in connection with the component of the Restructuring requiring the vote of the holders of Salant's issued and outstanding common stock (the "Existing Common Stock") with respect to certain of the transactions contemplated by the Restructuring, Apollo will enter into a voting agreement with Salant which will provide that (i) Apollo will vote all of its shares of Relevant Common Stock in favor of each of such transactions; (ii) so long as it is the beneficial owner of the Relevant Common Stock, Apollo will not at any time prior to the termination of this Letter Agreement, support or encourage, directly or indirectly, any financial restructuring concerning Salant other than the Restructuring; and (iii) Apollo will not sell, transfer or assign any of the Relevant Common Stock or any voting interest therein during the term of this Letter Agreement except to a purchaser who agrees in writing prior to such acquisition to be bound by the terms of the voting agreement with Apollo and by all the terms of this Letter Agreement with respect to the Relevant Common Stock being acquired by such purchaser.

          4. Termination of Agreement.
             ------------------------

          Magten's obligations hereunder shall terminate upon the occurrence of any Agreement Termination Event, unless the occurrence of such Agreement Termination Event is waived in writing by Magten. Apollo's obligations hereunder shall terminate upon the occurrence of any Agreement Termination Event set forth in subparagraphs (c), (e) and (f) of this
Section 4, unless the occurrence of such Agreement Termination Event is waived in writing by Apollo.

          For the purposes hereof an "Agreement Termination Event" shall mean any of the following:

               (a) Salant shall not have obtained the requisite shareholder consent at the Special Meeting (as such term is defined in the Term Sheet) on or before July 31, 1998;

               (b) the Exchange Offer shall not have commenced on or before June 15, 1998;

               (c) the Effective Date (as such term is defined in the Term Sheet) shall not have occurred on or before July 31, 1998;

               (d) Salant or Apollo shall have disclaimed publicly in writing (or in a writing sent to Magten) its intention to pursue the Restructuring;

               (e) there occurs any material change in the terms or the feasibility of the Restructuring that materially and adversely affects the holders of the Senior Notes, in the case of Magten, or the holders of the Existing Common Stock, in the case of Apollo, not previously consented to by Magten;

               (f) Salant shall be the subject of a voluntary or involuntary petition under title 11 of the Untied States Code (the "Bankruptcy Code") prior to the occurrence of the Effective Date, other than a voluntary petition filed in connection with a prepackaged or prenegotiated chapter 11 case to effectuate the Restructuring; provided, however, that the filing of an involuntary petition under the Bankruptcy Code will only be deemed to constitute an Agreement Termination Event when and if such involuntary petition for relief has continued undismissed for 60 days or an order or decree approving the involuntary petition has continued unstayed and in effect for 60 days;

               (g) to the extent the right of Magten to vote or direct the disposition of the Relevant Notes results from an arrangement in existence on the date hereof under which Magten has been engaged to perform investment management services on behalf of a beneficial owner of the Relevant Notes, (i) such engagement shall be terminated by such beneficial owner or as the result of any statutory, regulatory or bona fide business requirement or condition not related to the subject matter of this Letter Agreement, or (ii) such beneficial holder on its own (without any direct or indirect influence from Magten) directs Magten to dispose of some or all of the Relevant Notes beneficially owned by such beneficial owner; provided that, in any case, the Agreement Termination Event shall only apply to Senior Notes held by the beneficial owner as to which the engagement has been terminated or as to which such disposal direction has been issued.

          Neither Magten nor Apollo shall have any liability to Salant or to any other person in respect of any termination of this Letter Agreement in accordance with the terms hereof.

          5. Conditions.
             ----------

          In addition to the provisions of paragraph 4 above with respect to the Agreement Termination Events, the respective obligations of Magten, Salant and Apollo to consummate each of the transactions contemplated by the Restructuring are also subject to the satisfaction of each of the following conditions:

               (a) neither Magten, Salant nor Apollo has failed to comply with any of its obligations set forth in this Letter Agreement;

               (b) negotiation, preparation and execution of mutually satisfactory definitive transaction agreements and other documents incorporating the terms and conditions of each of the transactions contemplated by the Restructuring set forth herein and such other terms and conditions as the parties may reasonably require;

               (c) all authorizations, consents and regulatory approvals required, if any, in connection with the consummation of the transactions contemplated by the Restructuring and the continuation of Salant's businesses as currently constituted shall have been obtained; and

               (d) the holders of 100% (or such lesser percentage as agreed upon by Magten) of the Senior Notes shall have tendered their Senior Notes in connection with the Exchange Offer.

          6. Further Acquisition of Securities.
             ---------------------------------

          This Letter Agreement shall in no way be construed to preclude
(i) Magten from acquiring additional Senior Notes or (ii) Apollo from acquiring additional shares of Existing Common Stock. However, any such additional Senior Notes so acquired by Magten or additional shares of Existing Common Stock so acquired by Apollo shall automatically be deemed to be Relevant Notes or shares of Relevant Common Stock, as the case may be, and to be subject to all of the terms of this Letter Agreement. This Letter Agreement shall in no way be construed to preclude Magten or Apollo from acquiring any other securities of Salant. However, Magten agrees that it will vote or exercise (or cause to be voted or exercised) any such additional securities in favor of the Restructuring for so long as this Letter Agreement remains in effect, and Apollo agrees that it will exercise or vote (or cause to be exercised or voted) any additional securities in favor of the Restructuring for so long as this Letter Agreement remains in effect.

          7. Amendments.
             ----------

          This Letter Agreement may not be modified, amended or supplemented except in writing signed by each of the Parties.

          8. Indemnification Obligations.
             ---------------------------

          Salant agrees that it shall fully indemnify (i) Magten, (ii) each and every other person by reason of the fact that such person is or was a director, officer, employee, agent, shareholder, professional (including, without limitation, Hebb & Gitlin and Allen & Company) or other authorized representative of Magten, (iii) Apollo, and (iv) each and every other person by reason of the fact that such person is or was a director, officer, employee, agent, partner, professional or other authorized representative of Apollo (all of the foregoing persons and the entities in (i) through (iv) above, the "Indemnitees") against any claims, liabilities, actions, suits, damages, fines, judgments or expenses (including reasonable attorney's fees), brought or asserted by anyone (other than Salant or any successor with respect to asserted violations of this Letter Agreement or any other agreement with Salant entered into by such Indemnitee in connection with the Restructuring) arising during the course of, or otherwise in connection with or in any way related to, the negotiation, preparation, formulation, solicitation, dissemination, implementation, confirmation and consummation of the Restructuring, including the Exchange Offer and the transactions contemplated thereby; provided, however, that this indemnity shall not extend to any claims asserted by Magten or Apollo against any other Indemnitee, and provided, further, that the foregoing indemnification shall not apply to any liabilities arising from the gross negligence or willful misconduct of any Indemnitee. If any claim, action or proceeding is brought or asserted against an Indemnitee in respect of which indemnity may be sought from Salant, the Indemnitee shall promptly notify Salant in writing, and Salant shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnitee, and the payment of all expenses. The Indemnitee shall have the right to employ separate counsel in any such claim, action or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless and until (a) Salant has agreed to pay the fees and expenses of such counsel, or (b) Salant shall have failed promptly to assume the defense of such claim, action or proceeding and employ counsel reasonably satisfactory to the Indemnitee in any such claim, action or proceeding or (c) the named parties to any such claim, action or proceeding (including any impleaded parties) include both the Indemnitee and Salant, and the Indemnitee believes, in the exercise of its business judgment and in the opinion of its outside legal counsel, reasonably satisfactory to Salant, that the joint representation of Salant and the Indemnitee will likely result in a conflict of interest (in which case, if the Indemnitee notifies Salant in writing that it elects to employ separate counsel at the expense of Salant, Salant shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitee). In addition, Salant shall not effect any settlement or release from liability in connection with any matter for which the Indemnitee would have the right to indemnification from Salant, unless such settlement contains a full and unconditional release of the Indemnitee, or a release of the Indemnitee reasonably satisfactory in form and substance to the Indemnitee. Notwithstanding anything contained herein to the contrary, the provisions of this Section 8 shall not be deemed to limit any other indemnification obligation of Salant in effect to any Indemnitee whether by agreement or in accordance with Salant's bylaws.

          9. Publicity.
             ---------

          This Letter Agreement and each of the transactions contemplated by the Restructuring shall be kept confidential until the Parties agree upon the language and timing of a press release to be issued by Salant.

          10. No Third Party Beneficiaries; Separate Responsibilities.
              -------------------------------------------------------

          This Letter Agreement is only for the benefit of the undersigned parties and nothing herein, expressed or implied, is intended or shall be construed to confer upon any person or entity, other than such persons or entities, any rights or remedies under or by reason of, and no person or entity, other than such persons or entities, is entitled to rely in any way upon, this Letter Agreement. Magten shall not have or acquire any liability or responsibility for Apollo's performance or non-performance under this Letter Agreement, and Apollo shall not have or acquire any liability or responsibility for Magten's performance or non-performance under this Letter Agreement

          11. Governing Law; Jurisdiction.
              ---------------------------

          This Letter Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Letter Agreement, each of the Parties hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Letter Agreement or for the recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in any Federal or State court in the Borough of Manhattan, the City of New York, but for that purpose only, and, by execution and delivery of this Letter Agreement, each of the Parties hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding.

          12. Specific Performance.
              --------------------

          It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Letter Agreement by any of the Parties and the non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

          13. Survival.
              --------

          Notwithstanding (i) the sale of the Relevant Notes in accordance with Section 2(c) hereof, (ii) the sale of the Relevant Common Stock in accordance with Section 3(c) hereof, or (iii) the termination of Magten's and Apollo's obligations hereunder in accordance with Section 4 hereof, the agreements and obligations of Salant in Sections 8 and 11-13 shall survive such termination and shall continue in full force and effect for the benefit of Magten and Apollo in accordance with the terms hereof.

          14. Headings.
              --------

          The headings of the Sections, paragraphs and subsections of this Letter Agreement are inserted for convenience only and shall not affect the interpretation hereof.

          15. Successors and Assigns.
              ----------------------

          This Letter Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives.

          16. Prior Negotiations.
              ------------------

          This Letter Agreement and the Term Sheet supersede all prior negotiations with respect to the subject matter hereof; provided however, that the terms and conditions set forth in (i) the confidentiality agreement, dated January 15, 1998, between Salant and Magten; (ii) the fee agreement, dated January 7, 1998, between Salant and Hebb & Gitlin; and
(iii) the fee agreement, dated as of January 1, 1998, between Salant and Allen & Company, shall remain in full force and effect.

          17. Counterparts.
              ------------

          This Letter Agreement (and any modifications, amendments, supplements or waivers in respect hereof) may be executed in counterparts by manual or facsimile signature of each undersigned party, and all such counterparts shall be deemed to constitute one and the same instrument.

          If the foregoing accurately reflects the agreement among the parties regarding the matters referred to herein, Salant requests that you execute the enclosed copy of this Letter Agreement and return it to the undersigned.

                                    Very truly yours,

                                    SALANT CORPORATION

                                    By:/s/ Jerald S. Politzer
                                       ---------------------------------
                                       Name:  Jerald S. Politzer
                                       Title: Chairman

Accepted and Agreed as of the
date first written above.

MAGTEN ASSET MANAGEMENT
CORP., as agent on behalf
of certain of its accounts

By:/s/ Talton R. Embry
   ---------------------------
   Name:  Talton R. Embry
   Title: Chairman


APOLLO APPAREL PARTNERS, L.P.

By:   AIF II, L.P., its General Partner

By:/s/ Robert Katz
   ---------------------------
   Name:  Robert Katz
   Title: Vice President

                                                                   Exhibit A
                                                                   ---------


                      Summary of Terms and Conditions
                       Salant Corporation ("Salant")
                       -----------------------------

This Summary of Terms and Conditions is part of the Letter Agreement, dated March 2, 1998 (the "Letter Agreement"), addressed to Magten Asset Management Corp., as agent on behalf of certain of its accounts ("Magten"), and Apollo Apparel Partners, L.P. ("Apollo") by Salant, and is subject to the terms and conditions of the Letter Agreement. Capitalized terms used herein, which are not otherwise defined herein, shall have the respective meanings assigned to them in the Letter Agreement.


I. Overview of Restructuring Plan -- The 10-1/2% Senior Secured Notes due December 31, 1998 of Salant (the "Senior Notes") and all outstanding shares of Common Stock of Salant (the "Existing Common Stock") will be restructured pursuant to a comprehensive consensual plan (the "Restructuring Plan"). The material economic terms and assumptions for the agreed Restructuring Plan are set forth on Annex I hereto:

          . Pursuant to the Restructuring Plan, the holders of the Senior Notes will receive that number of shares of Existing Common Stock on the date that the restructuring of Salant is consummated (the "Effective Date") which represents 92.5% of the issued and outstanding shares of Existing Common Stock immediately following the Effective Date, subject to dilution for new employee stock incentive and/or option plans (as set forth in paragraph III.B. below) and the Warrants (as defined below). As set forth on Annex I hereto, assuming that 15.3 million shares of Existing Common Stock are outstanding as of the Effective Date, the number of shares of Existing Common Stock that would be issued to the holders of the Senior Notes would be approximately 188.7 million shares.

          . In order to implement the Restructuring Plan, Salant will hold a meeting of stockholders to obtain the approval of the holders of Existing Common Stock (the "Existing Equity") as more fully described below.

          . Pursuant to the Restructuring Plan, Existing Equity will (i) retain 7.5% of the issued and outstanding shares of Existing Common Stock immediately following the Effective Date (approximately 15.3 million shares of Existing Common Stock), subject to dilution for new employee stock incentive and/or option plans of Salant (as described below) and the Warrants; and (ii) receive warrants (the "Warrants") representing the right to purchase up to 10% of the issued and outstanding shares of Existing Common Stock on a fully diluted basis (approximately 22.7 million shares of Existing Common Stock), on the terms described in paragraph III.D. below.

II.  Capitalization of Reorganized Salant
     ------------------------------------

          . Pursuant to the Restructuring Plan, as of the Effective Date, the capital structure of reorganized Salant ("Reorganized Salant") will consist of: (i) the New Senior Credit Facility (as discussed in paragraph III.G. below);
               (ii) the Existing Common Stock; and (iii) the Warrants.

III. Implementation and Basic Terms of Restructuring Plan
     ----------------------------------------------------

A.   Stockholder Approval
     --------------------

          . To effectuate the Restructuring Plan, Salant will hold a special meeting (the "Special Meeting") of shareholders at which the Existing Equity will vote upon the following matters (a majority vote of the Existing Equity would be required):

               - (i) the issuance of shares of Existing Common Stock to effectuate the Restructuring Plan as described below; and

               - (ii) as described below, an amendment to Salant's Certificate of Incorporation to effectuate the reverse stock split.

          . In order to ensure that stockholder approval of the Restructuring Plan is obtained, Apollo Apparel Partners, L.P. ("Apollo"), the holder of 40.1% of the Existing Common Stock, has agreed to enter into a voting agreement with Salant pursuant to which Apollo will agree with Salant to vote their shares of Existing Common Stock at the Special Meeting in favor of the proposed reverse stock split and issuance of shares of Existing Common Stock in accordance with the terms hereof. In addition, Salant and Apollo will attempt to obtain the agreement of DDJ Capital Management, LLC, the holder of 12.2% of the Existing Common Stock, to enter into a similar voting agreement, and Magten will cooperate with Salant and Apollo in such effort.


B.   Existing Common Stock
     ---------------------

Issuer:                  Reorganized Salant.
-------

Holders of the
Senior Notes:            Pursuant to the Exchange Offer (as defined below),
-------------            on the Effective Date, holders of the Senior Notes
                         will receive 92.5% of the issued and outstanding shares of Existing Common Stock immediately following the Effective Date (approximately 188.7 million shares of Existing Common Stock), subject to dilution for new employee stock incentive and/or option plans of Salant (as described below) and the Warrants. The allocation of the distributions of the Existing Common Stock under the Restructuring Plan to the holders of the Senior Notes will be pro rata based on the amount of their respective claims relating to the Senior
                         Notes held by them. Under the Restructuring Plan, the aggregate allowed amount of the claim in respect of the Senior Notes will be $104.9 million, plus accrued and unpaid interest through the Effective Date (including the aggregate amount of $5.5 million of interest payable on March 2,
                         1998).

Holders of the           Pursuant to the Restructuring Plan, on the Effective
Common Stock:            Date, holders of the Existing Common Stock will
--------------           retain 7.5% of the issued and outstanding shares
                         of Existing Common Stock immediately following the Effective Date (approximately 15.3 million shares of Existing Common Stock), subject to dilution for new employee stock incentive and/or option plans of Salant (as described below) and the Warrants.

Employee Stock           Pursuant to the Restructuring Plan, Reorganized
and Stock Option         Salant will reserve 10% of the outstanding Existing
Plans:                   Common Stock, on a fully diluted basis, as of the
----------------         Effective Date, in order to create new employee
                         stock and stock option plans for the benefit of the members of management and the other employees of Reorganized Salant. On the Effective Date, a management stock option plan will be authorized pursuant to which options to acquire a certain percentage of such 10% reserve will be granted to
                         (1) the directors of Reorganized Salant and (2) those members of management of the Salant selected by management and approved by the non-management members of the board of directors of Reorganized
                         Salant. The decision to grant any additional stock options from the balance of the 10% reserve referred to above and the administration of the stock option plans will be in the discretion of the non-management members of the board of directors of Reorganized Salant. In addition, by agreement between Salant and its employees, all existing employee stock options and other equity based plans will be adjusted so that such options and equity based plans will be part of the above-referenced new employee stock and/or stock option plans (i.e., subsumed within the 10%) as agreed upon between Apollo and Salant, subject to consultation with Magten.

Existing                 Pursuant to the Restructuring Plan, as of the
Shareholders'            Effective Date, Salant's existing shareholders'
Rights Plan:             rights plan will be amended to permit the
-------------            transactions contemplated by the Restructuring Plan.

C.   The Exchange Offer
     ------------------

          . Pursuant to an exchange offer (the "Exchange Offer") by Salant, the holders of the Senior Notes will receive 92.5% of the issued and outstanding shares of Existing Common Stock immediately following the Effective Date (approximately 188.7 shares of Existing Common Stock), subject to dilution for new employee stock incentive and/or option plans of Salant (as described below) and the Warrants.

          . The shares of Existing Common Stock to be issued pursuant to the Exchange Offer will be registered pursuant to a Form S-4 registration statement under the Securities Act of 1933 (the "'33 Act").

          . Salant will enter into a registration rights agreement for the benefit of holders of 10% or more of the Existing Common Stock as of the Effective Date upon terms and conditions reasonably acceptable to Magten and Salant.

D.   Warrants
     --------

Issuer:                  Reorganized Salant.
-------

Exercisable For:         10% of the issued and outstanding shares of
----------------         Existing Common Stock on a fully diluted basis
                         (approximately 22.7 million shares of Existing
                         Common Stock).

                         Warrants will be entitled to standard
                         anti-dilution protection.

Exercise Price:          $0.6127 per share of Existing Common Stock.
---------------

Exercise Period:         From and including the Effective Date until the
----------------         seventh anniversary of the Effective Date.

Holders of               Pursuant to the Restructuring Plan, the Existing
Existing Common          Equity will receive all of the Warrants.  The
Stock:                   allocation of the distributions of the Warrants
---------------          under the Restructuring Plan to the Existing
                         Equity will be pro rata based on the number of shares of Existing Common Stock held by them.

Warrant Agreement:       On the Effective Date, Salant will enter into
------------------       a warrant agreement for the Warrants on terms
                         and conditions reasonably satisfactory to Magten, Apollo and Salant.

E.   Reverse Stock Split
     -------------------

               In order to effect the Restructuring Plan, Salant is required to issue a significant number of shares of Existing Common Stock. Absent any corporate action, such as a reverse stock split, the shares of Existing Common Stock would have a value of less than $1.00 per share. In order to "normalize" the post-restructuring trading of the Existing Common Stock by reducing the float and thereby increasing the per share stock price, under the Restructuring Plan, a reverse stock split would be effectuated. In order to effect the reverse stock split, Existing Equity would be asked to approve the split at the Special Meeting described above. The numbers used in this Term Sheet are prior to giving effect to a reverse stock split.

F.   Corporate Governance
     --------------------

          . The certificate of incorporation and the by-laws of Reorganized Salant will contain those terms and conditions that are reasonably satisfactory to the holders of the Senior Notes, the holders of the Existing Common Stock and Salant. Under the certificate of incorporation for Reorganized Salant, all shares of Existing Common Stock will have equal rights on voting and distributions.

          . Pursuant to the Restructuring Plan, on the Effective Date, the board of directors of Reorganized Salant will be reconstituted and will have between five and seven members. The composition of the initial reconstituted board will be as follows: (i) Jerald Politzer (Chairman); (ii) between three and five members nominated by Magten, subject to consultation with Salant and with other holders of Senior Notes who may come forward; and (iii) one member designated by the current board of directors of Salant.

G.   New Senior Credit Facility
     --------------------------

          . The terms of the new senior secured credit facility in effect as of the Effective Date (the "New Senior Credit Facility") will be on terms and conditions that are reasonably satisfactory to Magten, Apollo and Salant.

H.   Additional Assumptions
     ----------------------

          . As of the Effective Date, the minimum availability under the New Senior Credit Facility will be at a level that is satisfactory to Magten, Apollo and Salant.

          . No payments will be made to the members of management under existing severance, employment and/or change of control agreements or arrangements solely by reason of the transactions contemplated under the Restructuring Plan.

          . Salant and Apollo recognize that Magten and its professional advisors (including Allen & Company and Hebb & Gitlin) are acting solely in the interest of Magten and that they have not consulted with, and do not and will not acquire any duties, responsibilities or liabilities to, any other holder of Senior Notes.

          . If 100% of the holders of the Senior Notes do not consent to the Restructuring, Salant shall take such actions as are necessary to bind such holders to the terms of the Restructuring and the Effective Date shall not occur unless such action by Salant has been taken.